Exhibit 4.9

Execution Version

SHAREHOLDERS AGREEMENT

Catalys Pacific Fund II, LP (“Catalys”), Inventiva S.A. (“Inventiva”) and Hepalys Pharma, Inc. (the “Company”) enter into this Shareholders Agreement (this “Agreement”) on September 20th, 2023 in respect of the Company on the terms and conditions set forth below.

RECITALS

(A)	The parties entered into a Shareholders Agreement on May 11, 2023 (the “Original Agreement”) in respect of the Company.
(B)

The Original Agreement was terminated under a separate letter agreement dated as of the date of this Agreement. The parties have agreed to enter into this Agreement to replace the Original Agreement on the terms and conditions set forth below.

1.	PURPOSE

The purpose of this Agreement is to stipulate certain of Catalys’s and Inventiva’s rights and obligations as shareholders of the Company.

2.	TRANSFER RESTRICTIONS; LOCK-UP
2.1

Subject to article 2.3, Inventiva may not directly transfer, pledge or otherwise dispose of or encumber all or part of any shares in the capital of the Company (the “Shares”) held by Inventiva (the “Inventiva Shares”) without complying with any clause of the Articles of Incorporation of the Company requiring the approval of the board of directors of the Company (the “Company Board”).

2.2

Before any listing of shares of common stock of the Company (the “Ordinary Shares”) on any regulated or non-regulated market in or outside Japan (an “IPO”), with respect to any Ordinary Shares held by Inventiva (including the Ordinary Shares transferred to Inventiva in accordance with the Option Agreement (as defined below)) not sold at such IPO, Inventiva shall enter into a lock-up arrangement with the Company and/or the securities company acting as the lead manager (the “IPO Underwriter”) for a period of at least 180 days following the closing of the IPO on customary terms as approved by the Company Board, provided that Inventiva’s obligation under this article 2.2 shall be subject to each other similarly situated holder of Ordinary Shares entering into a lock-up agreement with respect to any of such holder’s Ordinary Shares not sold at such IPO that is no more favorable to such holder (including in respect of the duration of the lock-up).

2.3

If the Company amends its Articles of Incorporation to remove the clause requiring the approval of the Company Board for transfer of the Shares, the restrictions on transfer under article 2.1 shall no longer apply.

3.	INVENTIVA’S BOARD OBSERVER RIGHTS
3.1

Effectiveness. This article 3 shall take effect on the date of transfer to Inventiva of Ordinary Shares (the “Closing Date”) in accordance with the Option Agreement between Catalys and Inventiva dated as of the date of this Agreement (the “Option Agreement”).

3.2	Board observer rights.
(a)	Subject to articles 3.2(b) to (d):
(i)	Inventiva may from time to time designate one representative of Inventiva as a non-voting board observer (the “Board Observer”);

(ii)	the Company shall invite the Board Observer to attend each Company Board meeting in a non-voting observer capacity and to participate in all discussions during each such meeting;
(iii)

the Company shall send to the Board Observer the notice of the time and place of, and all board materials for and minutes in respect of, each Company Board meeting in substantially the same manner and at or around the same time as it sends such notice and materials to the members of the Company Board;

(iv)

in respect of any Company Board meeting at which it is reasonably expected that discussions will be held in Japanese, Inventiva shall be free to appoint any third party it deems appropriate to represent Inventiva or to accompany the Board Observer at the Company Board meeting, provided that this third party is bound by confidentiality duties and is not in a situation of conflict of interests with the Company. Inventiva shall have the opportunity to obtain confirmation ahead of such Company Board meeting, based on answers to a questionnaire provided by Inventiva to the Company reasonably in advance of such meeting, that such third party will not be considered in a situation of conflict and will thus not be prohibited from attending the meeting; and

(v)

with respect to any board materials for and minutes in respect of any Company Board meeting that are prepared in Japanese, the Company shall use commercially reasonable efforts to cause that the Board Observer is provided with English translations of such Japanese materials and minutes as soon as reasonably practicable after the preparation of such Japanese materials and minutes.

For the avoidance of doubt, neither the Company nor Catalys shall be required to arrange for an interpreter to attend any Company Board meeting.

(b)

The Company reserves the right to withhold from Inventiva, the Board Observer and the third party attending the meeting without prejudice of the provisions of article 3.2(a)(iv), access to any information or Company Board meeting or portion thereof if the Company reasonably believes that:

(i)	doing so is reasonably necessary to preserve attorney-client privilege or to protect the Company’s trade secrets or other proprietary information; or
(ii)

any such information or meeting or portion thereof relates to the business development activities of the Company, including, without prejudice to the purpose of the Company referred to in article 5.1, the licensing of other products, and (A) there could be a conflict between the interests of the Company, on the one hand, and the interests of Inventiva or any third party attending the meeting in accordance with article 3.2(a)(iv), on the other hand, in respect thereof or (B) not withholding access could result in a breach of an obligation of confidentiality of the Company. When negotiating any confidentiality agreement or any agreement involving confidentiality obligations, the Company shall use its commercially reasonable efforts to ensure that the Board Observer is treated in the same manner as the Board members with respect to the confidentiality of information.

(c)

Inventiva shall cause that each Board Observer and third party referred to in article 3.2(a) is bound by confidentiality obligations no less protective of the Confidential Information (as defined below) than the terms of article 11.

(d)

Inventiva’s rights, and the Company’s obligations, under article 3.2(a) shall terminate automatically upon Inventiva ceasing to hold at least 5% of the Ordinary Shares of the Company on a fully diluted basis.

4.	THIRD PARTY OFFER / SALE
4.1	Effectiveness. This article 4 shall take effect on the Closing Date.
4.2	Notice of Third Party Offer / Sale.
(a)

Third Party Offer. If Catalys receives a bona fide offer from any one or more independent third parties (“Third Party Buyer(s)”, which term shall not, for the avoidance of doubt, include any affiliate of Catalys) to consummate, in one transaction or a series of related transactions, a purchase of all or substantially all of the outstanding capital stock of the Company, whether by way of share purchase, spin off, merger, consolidation, reorganization, recapitalization or restructuring, tender or exchange offer, negotiated purchase, leveraged buyout or any other similar corporate transaction involving the Company (such offer, a “Third Party Offer”, and such purchase, a “Third Party Acquisition”), Catalys shall, as soon as reasonably practicable after an agreement has been reached between Catalys and the Third Party Buyer(s) in respect of the price and the other material terms and conditions, deliver written notice to Inventiva of (a) the name of the Third Party Buyer(s) and (b) the price and other material terms and conditions of the Third Party Offer.

(b)

Third Party Sale. If Catalys proposes to consummate with any one or more Third Party Buyers, in one transaction or a series of related transactions, a sale of any of its Shares, whether by way of share purchase or any other similar corporate transaction (other than an IPO) (a “Third Party Sale”), then Catalys shall, as soon as reasonably practicable after an agreement has been reached between Catalys and the Third Party Buyer(s) in respect of the price and the other material terms and conditions, deliver written notice to Inventiva of (a) the name of the Third Party Buyer(s) and (b) the price and other material terms and conditions of the Third Party Sale (such notice, the “Third Party Sale Notice”, it being understood that if Catalys receives a Third Party Offer and intends to sell its Shares without exercising its drag-along right under article 4.3, it will deliver a Third Party Sale Notice). In connection with any proposed Third Party Sale in which Catalys proposes to sell any Shares other than Ordinary Shares, Catalys shall not sell any such Shares without concomitantly selling a corresponding pro rata portion of its Ordinary Shares.

4.3	Drag-along.
(a)

Drag-along Sale. In connection with any proposed Third Party Acquisition, Catalys may require Inventiva to sell its Inventiva Shares in accordance with this article 4.3 and article 4.5 (the “Drag-along Sale”).

(b)

Drag-along notice. Catalys may exercise its drag-along right by delivering written notice to Inventiva no later than 10 Business Days after the execution by Catalys and the Third Party Buyer(s) of the definitive agreement entered into with respect to the Third Party Acquisition and, in any event, no later than 10 Business Days before the proposed closing date of the Third Party Acquisition. Such notice shall specify:

(i)	that Catalys is exercising its right to require Inventiva to sell all (but not less than all) of its Inventiva Shares in accordance with this article 4.3;

(ii)	that Catalys is selling all or substantially all of its Shares and is exercising any similar rights it may have to require any other holder of Shares to sell all of its Shares;
(iii)	the proposed closing date of the Third Party Acquisition;
(iv)	the number of Shares of each class to be sold by Catalys and the per share purchase price of each such Share under the Third Party Acquisition; and
(v)

a copy of any form of agreement proposed to be executed by Inventiva in connection with the Third Party Acquisition (if any). For the avoidance of doubt, such form of agreement shall not provide for any warranty to be granted by Inventiva other than warranties customarily considered to be “fundamental” in the context of such a sale as set out in article 4.5(b).

(c)	Completion. Inventiva shall be obliged to sell its Inventiva Shares only to the extent that Catalys concomitantly sells all or substantially all of its Shares (including all of its Ordinary Shares).
4.4	Tag-along.
(a)

Tag-along Sale. In connection with any proposed Third Party Sale or Third Party Acquisition (in the case that the drag-along right under article 4.3 is not exercised), Inventiva may require, as a condition to the completion of the Third Party Sale or Third Party Acquisition, Catalys to cause the Third Party Buyer(s) to purchase all or part of Inventiva’s Shares in accordance with this article 4.4 and article 4.5 (the “Tag-along Sale”). Inventiva’s right under this article 4.4 shall not apply if Catalys exercises its drag-along right in accordance with article 4.3. In case Inventiva exercises this right, Catalys undertakes not to sell its Shares to the Third Party Buyer(s) unless Inventiva concomitantly sells such number of its Inventiva Shares notified to Catalys in accordance with article 4.4(b), except due to reasons attributable to Inventiva or as otherwise set out in article 4.4(c).

(b)

Tag-along notice. Inventiva may exercise its tag-along right by delivering written notice to Catalys no later than 10 Business Days after its receipt of a Third Party Sale Notice. Such notice shall specify that Inventiva is exercising its right to require, as a condition to the completion of the Third Party Sale or Third Party Acquisition (in the case that the drag-along right under article 4.3 is not exercised), Catalys to cause the Third Party Buyer(s) to purchase such number of Shares as specified in the notice (the “Tag-along Shares”), with such specified number being up to a maximum number of “N” Inventiva Shares per class of Shares held by Inventiva, calculated as follows:

-	In the case of a Third Party Sale

N = N’ x A

where:	N’ is the total number of Inventiva Shares of the relevant class of Shares; and

A is equal to the number of Shares of the relevant class of Shares to be purchased by the Third Party Buyer(s) from Catalys under the proposed Third Party Sale divided by the total number of Shares of such class held by Catalys, and provided that if the result is not a whole number, N shall be rounded down to the nearest whole number.

-	In the case of a Third Party Acquisition, N shall be equal to the total number of

Inventiva Shares.

(c)

Permitted sale. If Inventiva fails to (i) exercise its tag-along right within the period set forth in article 4.4(b), (ii) execute and deliver the agreements referred to in article 4.5(c) within 20 Business Days of the forms of such agreements being provided to Inventiva or (iii) close the sale of the Tag-along Shares within the period agreed under such agreements referred to in (ii), in the case of (ii) and (iii) due to reasons attributable to Inventiva, Catalys may complete the Third Party Sale or Third Party Acquisition to or with the Third Party Buyer(s) identified in, and at a price and upon terms and conditions no more favorable than that specified in, the Third Party Sale Notice.

4.5	Drag-along and tag-along general provisions. In respect of any Drag-along Sale or Tag-along Sale:
(a)

the consideration to be received by Inventiva shall be the same form and amount as that received by Catalys for the relevant class of Shares (or if Catalys is given an option as to the form and amount of consideration to be received, the same option shall be given to Inventiva) and the terms and conditions of such sale shall, except as otherwise provided in article 4.5(b), be substantially the same as those upon which Catalys sells its Shares;

(b)	Inventiva shall only:
(i)

be required to make such representations and warranties customarily considered to be “fundamental” in the context of such a sale (i.e. representations and warranties in respect of entry into and performance of any relevant transfer agreement and ownership of the Inventiva Shares being sold); and

(ii)

have liability in respect of such fundamental representations and warranties (and not, for the avoidance of doubt, any representations or warranties made by any other person) in an amount not to exceed the aggregate proceeds received by it in connection with the sale; and

(c)

Inventiva shall take all actions as may be reasonably necessary to consummate the sale as soon as reasonably practicable, including entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates and instruments being delivered by Catalys.

4.6

Waiver of appraisal rights. Inventiva waives any dissenters, appraisal or other similar rights available under the Companies Act in connection with any Third Party Offer if the drag along right is exercised.

4.7

Waiver of statutory tag-along rights. Inventiva hereby waives any statutory tag-along rights under article 160, paragraph 3 of the Companies Act associated with the repurchase by the Company of Shares from certain shareholder(s) other than Catalys and Inventiva based on a shareholders’ resolution pursuant to article 156 of the Companies Act, including where the Company repurchases Shares upon exercise of its call right under any stock option allotment agreement between the Company and such shareholder(s). If requested by the Company, Inventiva shall provide the Company with a separate written waiver regarding such statutory tag-along rights.

4.8

For any transaction carried out in connection with article 4.6 or 4.7, including when exercising its voting rights as a shareholder of the Company at any general meeting of shareholders of the Company to approve any such transaction, Catalys undertakes to consider in good faith whether the relevant transaction is being made at a price per share corresponding to the fair value of the relevant Shares and act accordingly.

5.	INVENTIVA BUY-OUT RIGHT
5.1

Buy-out right. Inventiva shall have the right to, in accordance with the procedures set out in this article 5, purchase all (but not less than all) of the Shares held by each other shareholder of the Company, including Catalys, as follows:

(a)

between the date of this Agreement (inclusive) and the date on which the top-line results of the NASH lanifibranor Phase 3 trial (NATiV3) are available as having been successful (the “NATiV3 Top-line Date”) (exclusive), at a price per Share equal to 200% of the Post-Money Valuation Price Per Share, provided that the aggregate price for all such Shares shall not exceed an amount equal to US$75,000,000 (it being understood that if the aggregate price for all such Shares exceeds an amount equal to US$75,000,000, such price per Share shall be reduced on a pro rata basis so that the aggregate price will be equal to US$75,000,000);

(b)

between the NATiV3 Top-line Date (inclusive) and the date on which the Company first obtains regulatory approval to market and sell a pharmaceutical product containing lanifibranor in Japan or Korea (the “First Marketing Approval Date”) (exclusive), at a price per Share equal to equal to 250% of the Post-Money Valuation Price Per Share; or

(c)

between the First Marketing Approval Date (inclusive) and the date one month from the date on which the Company delivers notice to Inventiva in accordance with article 6.1 (exclusive), at a price per Share equal to 300% of the Post-Money Valuation Price Per Share.

For the purposes of this article 5.1, the “Post-Money Valuation Price Per Share” shall be the per share price of the Shares issued in the latest equity financing round of the Company. The parties understand that the purpose of the Company until the earlier of (x) the time of the Buy-out Closing (as defined below) and (y) each period set out in clause (a) to (c) having expired without Inventiva having exercised its Buy-out (as defined below) right, will be the conduct of activities in connection with the License Agreement entered into between the Company and Inventiva on the date of this Agreement and the commercialization of lanifibranor, together with all activities related thereto.

5.2

Buy-out notice. During the periods set out in article 5.1, Inventiva may deliver an irrevocable written notice to Catalys stating that Inventiva wishes to purchase the Shares held by each other shareholder of the Company at the relevant price (the “Buy-out”, and such notice, the “Buy-out Notice”).

5.3	Closing.
(a)

Shares held by other shareholders. Upon Inventiva’s delivery of the Buy-Out Notice to Catalys in accordance with article 5.2, Catalys shall sell, and cause each other shareholder of the Company to sell, all its Shares to Inventiva in accordance with the remainder of this article 5.3. To this end, Catalys undertakes to include in any shareholders’ agreement it may enter into with any other shareholder of the Company a drag-along clause enabling Inventiva to buy all Shares held by each such shareholder if Inventiva exercises its right pursuant to this article 5.

(b)	Closing date. The closing of the Buy-out (the “Buy-out Closing”) shall take place on the 10th Business Day after (i) Catalys’s receipt of the Buy-out Notice or (ii) if later,

the receipt or satisfaction of all applicable regulatory approvals required in connection with the Buy-out Closing.

(c)	Regulatory approvals. Each party shall use commercially reasonable efforts to promptly obtain all applicable regulatory approvals required in connection with the Buy-out Closing.
(d)	Closing mechanics. At the Buy-out Closing:
(i)

Catalys shall, and Catalys shall cause each other shareholder of the Company to, deliver to Inventiva a duly executed transfer in respect of the relevant Shares for the purpose of registering the transfers in the Company’s shareholder registry;

(ii)

Inventiva shall pay the price for the relevant Shares to Catalys and each other shareholder of the Company in cleared funds for value on the closing date to the bank accounts notified in advance by Catalys;

(iii)	the parties shall cause that each relevant transfer is registered in the Company’s shareholder registry in the name of Inventiva; and
(iv)	the parties shall do all other things and execute all other documents as Inventiva may reasonably request to give effect to the sale and purchase of the relevant Shares.
6.	IPO NECESSARY MEASURES
6.1

The Company shall notify Inventiva of its intention to make a preliminary filing for an IPO no later than two months before making such filing (or otherwise as soon as reasonably permitted by applicable law, regulation or the rules of the relevant regulated or non-regulated market).

6.2

Without limiting the generality of article 2.2, in connection with any proposed IPO, Inventiva shall take all necessary measures (a) required under the regulations of the relevant regulated or non-regulated market or (b) requested by the IPO Underwriter, including entering into an agreement with the Company in a prescribed form concerning the Inventiva Shares, provided that the conclusion and terms and conditions of such agreement be in accordance with market practice and such measures be no less favorable to Inventiva than to any other similarly situated shareholder.

7.	TAX MATTERS
7.1	Inventiva acknowledges that:
(a)

any and all liability for all taxes owed by Inventiva in connection with any aspect of the Inventiva Shares (including sale of any Inventiva Shares and the receipt of any dividends) is Inventiva’s sole responsibility;

(b)

neither Catalys nor the Company (i) makes any representations or undertakings regarding the treatment of any taxes or (ii) commits to structure the terms or any other aspect of the Inventiva Shares to reduce or eliminate Inventiva’s liability for taxes; and

(c)	Inventiva is solely liable for the tax registration and filing responsibilities as required under applicable laws and regulations.
7.2	Catalys or the Company may deduct or withhold, or require Inventiva to remit to Catalys or the Company (as the case may be), an amount sufficient to satisfy any taxes due by Inventiva only and required to be withheld with respect to any taxable event arising in connection with this Agreement under the laws and regulations of Japan or any other jurisdiction.

8.	COMPLIANCE WITH RELEVANT LAWS AND REGULATIONS
8.1

Inventiva shall, in relation to the holding and sale of any Inventiva Shares, comply with the Financial Instruments and Exchange Act (kinyushohin-torihiki-ho) (Act No. 25 of 1948), the Companies Act, tax laws and all other applicable laws and regulations.

8.2	The transfer of Shares shall be subject to all applicable laws and regulations, and to such approvals by any governmental agencies or national securities exchanges commission as may be required.
9.	REPRESENTATIONS AND WARRANTIES

Each party represents and warrants to each other party as of the date of this Agreement as follows:

9.1	Organization; power and authority; enforceability. Such party:
(a)

is an entity duly established, validly existing and in good corporate standing (to the extent the concept of good corporate standing exists in its jurisdiction of establishment) under the laws of its jurisdiction of establishment;

(b)

has full power and authority to execute, deliver and perform, and has taken all necessary action to authorize the execution, delivery and performance of, this Agreement and each of the other documents referred to in this Agreement to which it is a party;

(c)

has duly executed and delivered this Agreement, and assuming the due authorization, execution and delivery by each other party, this Agreement constitutes valid and legally binding obligations of such party, enforceable against such party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights in general or by general principles of equity; and

(d)

warrants that no order has been made, petition presented, resolution passed or meeting convened for the winding up, liquidation/bankruptcy or institution of other process of it whereby the business of it has been or will be terminated and its assets distributed amongst the creditors and/or shareholders or other contributors.

9.2

Anti-corruption. None of such party nor any of such party’s directors, officers, employees or agents, has offered, authorized, made or paid, directly or indirectly, any bribes, kickbacks or other similar payments or offers or transfers of value to any government official (or to another entity or individual at the request or with the assent or acquiescence of such government official) in connection with obtaining or retaining business or to secure an improper advantage for the Company; nor has any of them committed, directly or indirectly, any violation of any applicable law or regulation that relates to bribery, corruption or money laundering, such as the Japan Unfair Competition Prevention Act of Japan (Act No. 47 of 1993), the US Foreign Corrupt Practices Act 1977 and the UK Bribery Act 2010.

9.3	Antisocial forces. None of such party nor any of such party’s directors, officers, employees or agents is or falls under the definition of Antisocial Force or has any:
(a)	relationships by which its management is considered to be controlled by any Antisocial Force;

(b)	relationships by which any Antisocial Force is considered to be involved substantially in its management;
(c)	relationships by which it is considered to unlawfully utilize any Antisocial Force for the purpose of securing unjust advantage for itself or any third party or of causing damage to any third party;
(d)	relationships by which it is considered to offer funds or provide benefits to any Antisocial Force; or
(e)	officers or other individuals involved substantially in its management having socially condemnable relationships with any Antisocial Force.

An “Antisocial Force” means an organized crime group (boryokudan), a member of an organized crime group, a quasi-constituent member thereof, an enterprise related to an organized crime group, a corporate racketeer (sokaiya), an extortionist advocating social movement, an extortionist advocating political movement, a special intelligence violence group.

10.	NOTICES
10.1

Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given by one party to another party under this Agreement (each, a “Notice”) shall be in writing and shall be deemed given only if delivered to such other party personally, by registered mail with postage and registration or certification fees thereon prepaid or by email to the address provided below or such other address as the receiving party may specify in accordance with this article 10:

Catalys Pacific Fund II, LP
[***]
Attention: [***]

Inventiva S.A.
[***]
Attention: [***]

Hepalys Pharma, Inc.
[***]
Attention: [***]

10.2

Each Notice shall be deemed to have been given when delivered (a) during normal business hours of the recipient, on the Business Day of receipt of such delivery or (b) outside normal business hours of the recipient, on the Business Day following the Business Day of receipt of such delivery.

11.	CONFIDENTIAL INFORMATION
11.1

From the date of this Agreement until the second anniversary of the date of termination of this Agreement, each party agrees that (x) all information relating to any other party (including any of their respective affiliates) delivered in connection with this Agreement and (y) the terms of this Agreement ((x) and (y) collectively, the “Confidential Information”), is strictly confidential and that each party shall not, and shall cause its and its affiliates’ respective directors, officers, employees, agents and other representatives (including any current or former Board Observer and interpreter to a Board Observer) to not, disclose any such Confidential Information (a) without the prior written consent of the other parties, as applicable or (b) unless required by law or regulation, provided that in the case of (b), the disclosing Party gives the other party prompt written notice of such requirement before such disclosure and reasonable assistance in obtaining an order protecting the information from public disclosure or otherwise trying to limit the scope of the disclosure to the extent legally and practically possible.

11.2

Notwithstanding the above, Catalys may disclose Confidential Information to (a) management companies, partners and potential sources of finance, private equity funds, banks or the IPO Underwriter or other financial partners in the course of seeking financing for the Company, provided that such disclosure is necessary, proportionate and made to persons bound by a confidentiality undertaking substantially similar to obligations hereunder with respect to such Confidential Information or (b) the IPO Underwriter or the stock exchange in the course of preparation for the IPO of the Company.

11.3

Notwithstanding article 11.1, Confidential Information shall not include any information which (a) was publicly known and made generally available in the public domain before the time of disclosure by the disclosing party (the “Disclosing Party”), (b) becomes publicly known and made generally available other than by breach of this undertaking by the party receiving the Confidential Information (such party, the “Receiving Party”) or (c) the Receiving Party can establish was lawfully in its possession prior to receipt of the Confidential Information from the Disclosing Party.

11.4

Catalys declares to be fully aware (i) that Inventiva is a company the securities of which are admitted to trading on the regulated market of Euronext Paris and that, as a result, certain Confidential Information constitutes or is likely to constitute inside information within the meaning of stock market regulations, and (ii) that Inventiva is subject to the provisions of Regulation (EU) No. 596/2014 of 16 April 2014 on market abuse (“MAR Regulation”). Accordingly, Catalys undertakes to comply with MAR Regulation and, in particular, to refrain from disclosing or using the Confidential Information in violation of the MAR Regulation.

11.5

Each party agrees that any violation or threatened violation of articles 11.1 and 11.4 will cause irreparable injury to the other parties, entitling the other parties to obtain injunctive relief in addition to all other legal remedies.

12.	TERMINATION
12.1	This Agreement:
(a)	may be terminated by mutual agreement among the parties;
(b)	shall terminate upon the termination of the Option Agreement in accordance with its terms;
(c)	shall terminate upon the earlier of (i) the closing of any Third Party Acquisition, (ii) the Buy-out Closing and (iii) the Company’s filing of the final application (有価証券新規上場申請書) for an IPO; and
(d)

may be terminated by written notice from Catalys or the Company to each other party if Catalys or the Company receives a request from the IPO Underwriter that this Agreement be terminated in order to meet the listing requirements of the stock exchange.

12.2

Upon termination in accordance with article 12.1, all rights and obligations of the parties under this Agreement shall terminate without any liability on the part of any party, provided that (a) articles 2.2 and 2.3 (Transfer Restrictions; Lock-Up), 6.2 (IPO Necessary Measures) and 11 (Confidential Information), this article 12 (Termination) and article 13 (Miscellaneous) shall continue in effect and (b) nothing in this article 12.2 shall relieve any defaulting or breaching party from liability to another party for any breach of this Agreement arising before its termination.

13.	MISCELLANEOUS
13.1

Expenses. Except as otherwise provided in this Agreement, each party shall pay, without right of reimbursement from any other party, all costs and expenses incurred by it in connection with (a) the preparation and negotiation of this Agreement and the documents referred to in this Agreement and (b) the consummation of the transactions contemplated by this Agreement, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by the respective party.

13.2	Indirect losses. No party shall have any liability in respect of any claim by any other party for any punitive, incidental, consequential, special or indirect losses.
13.3	Successors and assigns.
(a)	This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.
(b)

No party may assign or transfer its rights and/or obligations under this Agreement without the prior written consent of (i) Catalys and the Company, in the case of an assignment or transfer by Inventiva or (ii) Inventiva, in the case of an assignment or transfer by Catalys or the Company. Assignments or transfers made in violation of this article 13.3(b) shall be null and void.

13.4

Severability. If any provision of this Agreement is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

13.5

Entire agreement. This Agreement contains the entire agreement among the parties with respect to the transactions contemplated in this Agreement, and supersedes all prior written agreements and negotiations and oral understandings, if any, with respect thereto.

13.6	Amendments. This Agreement may not be amended, supplemented or discharged except by an instrument in writing signed by each party.
13.7	Governing law. This Agreement shall be construed in accordance with and governed by the laws of Japan.
13.8	Dispute resolution. Each party hereby irrevocably and unconditionally:
(a)

agrees that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Tokyo District Court in the first instance, and not in any court in any other jurisdiction;

(b)	consents to submit to the exclusive jurisdiction of the Tokyo District Court for purposes of any action or proceeding arising out of or in connection with this Agreement;
(c)	waives any objection to the laying of venue of any such action or proceeding in the Tokyo District Court; and
(d)	waives, and agrees not to plead or to make, any claim that any such action or proceeding brought in the Tokyo District Court has been brought in an improper or inconvenient forum.

13.9

Further assurances. Each party shall perform such acts, execute and deliver such instruments and documents and do all other such things as may be reasonably necessary to accomplish the transactions contemplated by this Agreement.

13.10

Language. The original of this Agreement shall be prepared in the English language. Any translation of the English original Agreement shall be for reference purposes only, and in the event of any inconsistency between the English original Agreement and any translation, the English language version shall prevail.

13.11

Electronic signature. This Agreement is executed by means of an electronic signature process implemented by DocuSign. Each party acknowledges that it has received all the information required for the electronic signature of this Agreement and has signed this Agreement electronically in full knowledge of the technology used and its terms and conditions, and consequently waives any claim and/or legal action challenging the reliability of this electronic signature system and/or its intention to enter into this Agreement in this regard.

13.12	Other matters. Any matters not set forth in this Agreement shall be resolved in good faith through consultation among the parties.

(Intentionally left blank)

IN WITNESS WHEREOF, this Agreement is executed electronically by Catalys, Inventiva and the Company.

Catalys:

Catalys Pacific Fund II, LP

By:	Catalys Pacific Fund II GP, LP, its general partner

By:	Catalys Pacific, LLC, its general partner

Title:	Managing Director

Name:	Brian Taylor Slingsby	/s/ Brian Taylor Slingsby

Date:	9/19/2023

Inventiva:

Inventiva S.A.

Title:	Président-Directeur général

Name:	Frédéric CREN	/s/ Frédéric Cren

Date:	9/19/2023

The Company:

Hepalys Pharma, Inc.

Title:	Representative Director

Name:	Brian Taylor Slingsby	/s/ Brian Taylor Slingsby

Date:	9/19/2023

[Shareholders Agreement]